Exhibit 23.1
Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statements (Form S-3 No. 333-217242 and Form S-8 No. 333-217107) of Peabody Energy Corporation and in the related Prospectus of our report dated March 15, 2018, with respect to the combined financial statements of Shoal Creek (a division of Drummond Company, Inc.), included in this Current Report on Form 8-K/A.

/s/ Ernst & Young

Birmingham, Alabama
February 19, 2019